Exhibit 10.24.1

MEMORANDUM OF AGREEMENT

BETWEEN:

GrafTech International Ltd., a duly constituted corporation having its offices at 1521 Concord Pike, Suite 301, Brandywine West, Wilmington, Delaware 19803, herein acting by its duly authorized representative, as he or she so declares (together with its subsidiaries and affiliates, hereinafter referred to as “GTI”)

AND

CGI-AMS (formerly know as CGI Information Systems and Management Consultants, Inc.,) a duly constituted corporation having its offices at 600 Federal Street, Andover, Massachusetts 01810, herein acting by its duly authorized representative, as he or she so declares (together with its subsidiaries and affiliates, hereinafter referred to as “CGI”),

WHEREAS, the parties entered into that certain Business Process Services Agreement executed on August 26, 2002 (the “Agreement”) which provides for the management and operation of certain of GTI’s finance and accounting (“F&A”) functions by CGI;

WHEREAS, the parties have decided to terminate the Agreement before the Term as defined in the Agreement;

WHEREAS, the parties have agreed to enter into this Memorandum of Agreement (“MOA”) to set forth the terms and conditions of the termination herein provided.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Preamble. The preamble forms an integral part of this MOA; all capitalized terms herein refer to defined terms in the Agreement, unless otherwise stated herein.

2.	Termination of the Agreement. Notwithstanding the date and the termination conditions set forth in the Agreement, the parties hereby mutually agree to terminate the Agreement upon the terms and conditions of this MOA. As a result of this MOA, the Services to be rendered by CGI will come to an end as of the date agreed upon in this MOA. The parties agree that the terms of this MOA will replace and cancel for all intents and purposes the provisions in the Agreement concerning termination. Without limiting the generality of the foregoing, this MOA has the effect of canceling Section 13 (Termination) of the Agreement, except for paragraph 13.4 which shall remain in effect, including for greater certainty the Transition assistance described in the Agreement.

3.	Date. The parties agree that the date of termination of the Agreement is the last day of February 2006 at 11.59PM (the “Termination Date”) at which time CGI will thereafter completely stop rendering to GTI any Services as defined in the Agreement. GTI acknowledges that from the Termination Date and thereafter, any of the services rendered by CGI under the Agreement will be and become the sole and entire responsibility of GTI.

The parties agree to effect the transition from CGI to GTI for France SSC and Mexico SSC no later than December 31st, 2005.

4.	Services up to Termination Date. CGI agrees to fulfill its obligations to GTI and to render the Services up to and including the Termination Date in accordance with the terms and conditions of the Agreement as modified by this MOA. GTI agrees to comply with all of its obligations up to and including the Termination Date under the Agreement as modified by this MOA.

5.	Service Fees payable up to Termination Date. During the period from the date hereof to the Termination Date, GTI agrees to pay to CGI, for the Services to be rendered during such period, fees more fully detailed in Schedule A of this MOA.

6.	Contribution to termination costs-by CGI. As a contribution to the costs incurred by the parties by the termination of the Agreement, CGI agrees to be responsible, to the complete exoneration of GTI, for all and any obligations and liabilities relating to the relocation and/or dismissal of CGI employees currently rendering Services under the Agreement from the CGI Montreal (Canada) location. Without limiting the generality of the foregoing, CGI shall assume any liability towards those Montreal employees and pay all and any amounts legally or otherwise payable resulting therefrom, be it to retain them as CGI employees after the Termination Date or terminate their employment with CGI.

7.	Contribution to termination costs-by GTI. As a contribution to the costs incurred by the parties by the termination of the Agreement, GTI shall pay cash to CGI on or before January 31st 2006 the sum of one hundred thousand US dollars ($100,000.US) and an additional sum of one hundred thousand US dollars ($100,000.US) on or before February 28th 2006. As a further contribution, GTI agrees to be responsible, to the complete exoneration of CGI, for all and any obligations and liabilities relating to the transfer to GTI or dismissal of CGI employees currently rendering Services under the Agreement from the CGI BPS-F&A Shared Service Centre in France and Mexico, including those individuals located in Mexico that are not employees of CGI but who are performing Services for and on behalf of CGI. Without limiting the generality of the foregoing, GTI shall assume all and any liability towards those employees and pay all and any amounts legally or otherwise payable resulting therefrom, be it to hire them as GTI employees or terminate their employment with CGI or, in the case of Mexico, their current employer. In the case of the employees in Mexico, the recognition, for any calculation of legal benefits, shall include the seniority rights of each such Mexican employee for the period of time such employee was an employee of its current employer and/or of CGI. Schedule B attached hereto contains the list of employees and their respective recognized hiring date.

8.	Publicity. Neither party nor any of its affiliates, subsidiaries, employees, officers, directors or agents will make any public statement with regard to this MOA, including the fact of its existence, the subject matter hereof or the termination of the Agreement contemplated hereby, without the prior written consent and agreement of the other party; provided, however, that each party shall fully cooperate and shall not delay in providing its reasonable consent in the event that the other party must make a public announcement or disclosure in order to comply with the disclosure requirements of U.S. securities laws or any other law. Furthermore, the parties agree to withhold disclosing the terms of the MOA to its respective employees or contractors until after November 29, 2005.

9.	Full release. In consideration of the payment of $200,000 by GTI to CGI pursuant to paragraph 7 above, the other obligations of GTI set forth in paragraph 7 above, as well as the other mutual covenants contained in the MOA, CGI hereby irrevocably and unconditionally releases, acquits and forever discharges GTI, its direct and indirect shareholders and each of GTI’s subsidiaries, affiliates and such shareholders’directors, officers, employees, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “GTI Releasees”), from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, which CGI now has, owns, holds, or claims to have, own or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to the Agreement against each of the GTI Releasees. Notwithstanding anything herein to the contrary, CGI does not waive or release any claims with respect to the right to enforce this MOA nor with respect to the monthly base fees for November 2005.

In consideration of the obligations of CGI set forth in the paragraph 6 above, as well as the other mutual covenants contained in the MOA, GTI hereby irrevocably and unconditionally releases, acquits and forever discharges CGI, its direct and indirect shareholders and each of CGI’s subsidiaries, affiliates and such shareholders’ directors, officers, employees, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “CGI Releasees”), from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, which GTI now has, owns, holds, or claims to have, own or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to the Agreement against each of the CGI Releasees. Notwithstanding anything herein to the contrary, GTI does not waive or release any claims with respect to the right to enforce this MOA.

10.	Expenses. Each party will be responsible for its own legal, accounting and other expenses incurred in connection with the negotiation, execution and implementation of this MOA.

11.	Binding. The parties agree that this MOA has received all necessary corporate authorizations and approvals and is therefore binding on each party from the date signed by both parties.

12.	Entire Agreement; Headings; Counterparts. This MOA contains the entire agreement between the parties with respect to the subject matter of this MOA and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter of this MOA. The parties acknowledge that the terms of the Agreement shall remain in full force and effect until the Termination Date, except to the extent amended by the terms of the MOA. The headings in this MOA are inserted for convenience of reference only and will not be used to interpret or construe any provision of this MOA. This MOA may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

13.	Governing Law. This MOA will be governed by and construed in accordance with the laws of the State of New York.

If this MOA is acceptable to you, please so indicate by signing the enclosed copy of this MOA in the appropriate space set forth below and returning it to the undersigned.

GrafTech International Ltd. By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: Vice President, CFO & CIO Date: November 14th 2005	CGI-AMS Inc By: /s/ Michael Denham Name: Michael Denham Title: President BPS Date: November 14th, 2005

Schedule A

Monthly Fees and Invoicing

The monthly base fee will be $314,416.67.

This fee could be reduced by the amounts listed in the following table:

Transitioned Activities	Amount of Credit
Monterrey SSC	$80,000

France SSC (Swissco)	$40,333

Montreal SSC
Mexico	$10,333
Spain	$10,917
France Sites	$51,667
Columbia, Lawrenceburg and AET	$24,250
Clarksburg and Canada	$12,833
US_ Other Locations & performance reporting	$31,167
Treasury Warf Activities	$ 3,500
Other direct costs	$49,416

Once a complete transition has occurred, the fee reduction for any particular item described above will be applied to the following monthly invoice of that item.

The criteria to obtain the fee reduction credit are the following:

1.	The settlement amount of $200,000 has been received by CGI (Note: This does not apply to the fee reduction credit associated with the Monterrey SSC, the France SSC (Swissco), or Mexico or Spain (Montreal SSC).
2.	Support from CGI is no longer required for the transitioned activities
3.	The activities and responsibilities have been fully transitioned to GTI

CGI will cease invoicing GTI for a monthly base fee including for ‘‘other direct costs”, when all activities have been completely transitioned to GTI and with proper sign-off by Corrado DeGasperis for GTI and Pierre Brochu for CGI.

CGI will terminate supporting and performing BPS F&A activities for GrafTech by February 28th, 2006.

Schedule B

#	CGI SSC Monterrey Employee	CGI Start- up Date
1	Bautista Soto Karina	01/10/05
2	Diaz Rodriguez Osvaldo	07/07/05
3	Emiliano Velazquez Pedro	10/01/04
4	Garza Garza Luis Lauro	07/14/03
5	Hernandez Macias Beatriz	02/10/03
6	Jaime Nieto Juan Manuel	10/26/05
7	Juarez Mireles Alejandro	12/17/04
8	Laguna Castellanos Cesar	06/09/03
9	Looez Romero Esoeranza del Carmen	10/25/04
10	Lopez Romero Nelson	01/13/05
11	Michel Lopez Adriana	10/26/05
12	Muro Rojas Maria Angelica	07/01/04
13	Ovalle Peiia Maria Crsitina	10/15/04
14	Quintero Diaz Karla Ivoone	07/01/04
15	Rodriguez Castillo Evangelina	05/26/05
16	Rodriguez Gutierrez Gerard	01/03/05
17	Ruiz Almonte Rocio del Carmen	10/11/04
18	Sanchez Mendoza Cynthia Judith	02/10/03
19	Suarez Tapia Santos Federico	12/08/04
20	Trevitio Martinez Blanca Lili	03/17/03
21	Vazquez Martinez Briseida	08/04/03
22	Vidales Mendoza Blanca Rosa	04/08/03

#	CGI SSC France Employee	CGI Start- up Date
664	LEBLANC Vincent	03/06/95
665	PACINI Fabienne	06/24/02
666	MARTIN Stephanie	08/27/02
695	ZENDRI Beatrice	12/01/03
715	DAVID Karen	01/03/05
720	FOURNIER Stephanie	03/07/05